Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES PRELIMINARY SECOND-QUARTER 2016 RESULTS

Company expects to release full quarterly financial results on August 4, 2016

CHESTERLAND, Ohio – July 14, 2016 – Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based products, today announced preliminary financial results for the second quarter of 2016.

The unaudited preliminary financial results for the second quarter of 2016 represent the most current information available to management. The Company’s actual results may differ materially from these preliminary financial results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this release and when results for the second quarter are finalized. The preliminary financial information included in this release is subject to risks and uncertainties.

Preliminary Second-Quarter 2016 Estimates

Second-quarter 2016 revenues are expected to be between $113 million and $115 million, compared with $145.5 million for the first quarter of 2016 and $221.3 million for the same quarter in 2015. Overall volumes sold are expected to be between 1.9 million and 2.0 million tons for the second quarter, compared with 2.1 million tons in first-quarter 2016 and 2.2 million tons for the same quarter in 2015. The expected declines, as compared with the Company’s first-quarter 2016 results, are due to increased pressures on all proppant volumes – particularly within our coated proppant offerings – and to lower prices across our Proppant Solutions segment. Partially offsetting these declines was a strong performance from our Industrial and Recreational segment which is expected to deliver a sequential increase in volume.

During the second quarter of 2016, the Company re-evaluated its facilities footprint, giving consideration to both market dynamics and to the full impact of the recently implemented capacity expansion at its primary, lower-cost facility in Wedron, Illinois. Based on this evaluation, the Company expects to take impairment charges related to certain, higher-cost idled facilities, which in total are expected to be approximately $91 million for the second quarter of 2016.

The Company expects a second-quarter 2016 net loss of between $91 million and $93 million, or $(0.56) to $(0.58) per diluted share. The Company’s estimated net loss range includes the $91 million of expected charges from non-cash impairments noted above, estimated stock compensation expense of $3 million and an estimated $17 million related to inventory write-downs, restructuring costs and fees committed for additional cost reduction initiatives. This compares with a net loss of $11.8 million, or $(0.07) per diluted share, in the first quarter of 2016. Net income for second-quarter 2015 was $14.1 million, or $0.08 per diluted share.

For the second quarter of 2016, the Company expects an Adjusted EBITDA loss in the range of $22 million to $24 million. The Adjusted EBITDA loss estimate excludes the expected impact of non-cash stock compensation expense and impairment charges which in total are anticipated to be approximately $94 million. The Adjusted EBITDA estimate does not add back expected charges related to inventory write-downs, restructuring costs and fees committed for additional cost reduction initiatives, which in total are expected to approximate $17 million. Adjusted EBITDA in the first quarter of 2016 was $10.1 million, excluding stock compensation expense of $1.7 million. Second-quarter 2015 Adjusted EBITDA was $36.5 million, excluding the impact from stock compensation expense, restructuring costs and impairment charges totaling $17.9 million.

As of June 30, 2016, the Company’s cash and cash equivalents are expected to be between $60 million and $62 million. This balance is net of second quarter payments of $71.4 million for principal prepayment and fees associated with extending $69.6 million of its B-1 term loans, which were due in the first quarter of 2017. The Company also has approximately $18 million available on its revolving credit facility for estimated total liquidity of $78 million to $80 million as of June 30, 2016. As of March 31, 2016, the Company’s cash and cash equivalents were $143.9 million and the Company also had $18 million available on its revolving credit facility.

Jenniffer Deckard, President and Chief Executive Officer, said, “While we have continued to improve our efficiencies and reduce our costs, market conditions for our Proppant Solutions segment remained particularly challenging in the second quarter, including an estimated 25% sequential decrease in quarterly average U.S. rig counts. Consequently, we experienced additional pressure on both proppant volumes and pricing.

“During the second quarter of 2016, we invested in several areas to further improve our cost structure for the coming quarters, which we estimate will deliver annual cash savings of between $20 million and $25 million. These anticipated savings are in addition to our previously reported cost reductions.” Deckard continued.

“As we finalize our restructuring and move into the second half of 2016, we are also encouraged by the early signs of improvement we are seeing in the proppant market, including a progressive rebalancing of hydrocarbon supply and demand, oil prices in the $45 - $50 / bbl. range over a sustained period of time, rig count additions in the latter half of the second quarter, draw-downs on the inventory of drilled but uncompleted wells, the continued trend of increasing proppant volumes per well, and the reviving of well designs using resin-coated proppants. In addition, our Industrial and Recreation business continues to deliver solid performance. While the market remains unpredictable in the near term, we continue to believe Fairmount Santrol is well positioned for the eventual recovery,” Deckard concluded.

Earnings Release and Conference Call Details

Fairmount Santrol (NYSE:FMSA) also announced today that it expects to release its second-quarter 2016 earnings before the New York Stock Exchange opens on Thursday August 4, 2016. The Company will hold a conference call for investors on August 4, 2016, at 10 a.m. Eastern Time. The call will be hosted by Jenniffer D. Deckard, President and Chief Executive Officer, and Michael F. Biehl, Chief Financial Officer.

Investors are invited to listen to a live audio webcast of the conference call by visiting the Investor Relations section of the Company’s website, FairmountSantrol.com. The webcast will be archived on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or, for international callers, (647) 788-4901. The passcode for the call is 42747695. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 42747695. The replay of the call will be available through August 11, 2016.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, impairment of assets, and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Forward-Looking Statements

Investors are cautioned that all measures of second-quarter 2016 earnings are preliminary and reflect the Company’s expectations as of the date of this release. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. Actual reported second-quarter 2016 results may vary from these expectations. The forward-looking statements contained in this release are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. The Company assumes no obligation and does not intend to update these forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the preliminary anticipated results described in this press release, including: the outcome of the financial closing procedures for the quarter-end financial results; changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement cost saving and/or capacity expansion plans within our time and budgetary parameters; the outcome of rail car negotiations; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended June 30, 2016		Three Months Ended March 31, 2016	Three Months Ended June 30, 2015
	Low	High
	(in millions)
Reconciliation of Adjusted EBITDA

Net (loss) income attributable to Fairmount Santrol Holdings Inc.	$(91.0)	$(93.0)	$(11.8)	$14.1
Interest expense, net	17.0	17.0	17.3	14.9
Provision (benefit) for income taxes	(60.0)	(60.0)	(15.8)	(26.7)
Depreciation, depletion, and amortization expense	18.0	18.0	18.6	16.3

EBITDA	(116.0)	(118.0)	8.3	18.6

Non-cash stock compensation expense(1)	3.0	3.0	1.7	2.6
Impairment of long-lived assets(2)	91.0	91.0	0.1	—
Other non-recurring charges(3)	—	—	—	0.5
Restructuring charges(4)	—	—	—	14.8

Adjusted EBITDA	$(22.0)	$(24.0)	$10.1	$36.5

(1)	Represents the non-cash expense for stock-based awards issued to our employees and our outside directors.
(2)	Charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	Expenses associated with an audit of our Employee Stock Bonus Plan.
(4)	In the three months ended June 30, 2015, the Company recorded $14.8 million of restructuring charges tied to plant closures including severence payments. In the three months ended June 30, 2016, the Company incurred cash charges of approximately $3 million for restructuring but is no longer reflecting these cash charges as an adjustment to EBITDA.